Exhibit 99.1


JOSLYN CORPORATION BOARD REJECTS DANAHER ACQUISITION PROPOSAL


CHICAGO, ILLINOIS, JULY 20, 1995 -- Joslyn Corporation (NASDAQ: JOSL) announced today that its Board of Directors has rejected an acquisition proposal from Danaher Corporation.

In a letter to Danaher President George Sherman, Joslyn Board Chairman William E. Bendix and Chief Executive Officer Lawrence G. Wolski said the Joslyn Board has concluded that entering into merger discussions with Danaher or providing it with confidential information is not in the best interest of Joslyn stockholders.

The full text of the letter to Mr. Sherman is as follows:



                                               July 19, 1995



Mr. George M. Sherman
President and Chief Executive Officer
Danaher Corporation
1250 24th Street N. W.-Suite 800
Washington,D. C. 20037

Dear George:

As promised, the Board of Directors of Joslyn Corporation and our financial advisor, Goldman, Sachs & Co., have reviewed your company's proposal to acquire Joslyn for $32 per share.

The Board has unanimously concluded that entering into merger discussions with you or providing confidential information to you is not in the best interest of Joslyn's shareholders. In reaching this conclusion, the Board has considered, among other things, Joslyn's prospects as an independent company and the implications of its new growth strategy, its financial analysis and the analysis presented by Goldman, Sachs & Co. as well as other alternatives available to Joslyn.


                                              Sincerely,



                                            /s/William E. Bendix



                                            /s/Lawrence G. Wolski


cc:  Board of Directors of Joslyn Corporation